Exhibit 99

Best Buy Reports December Revenue of $8.4 Billion

Continued strong growth online and in connected products including mobile phones, tablets and eReaders

Company reaffirms fiscal 2012 EPS guidance range

Fiscal 2012 December Revenue Summary
(U.S. dollars in billions)

	Revenue	Revenue % Change	Fiscal Dec. 2012 Comparable Store Sales % Change(1)	Fiscal Dec. 2011 Comparable Store Sales % Change(1)
Total company	$8.4	0.0%	(1.2)%	(4.0)%
Domestic segment	$6.5	0.4%	(0.4)%	(5.0)%
International segment	$1.9	(1.7)%	(4.3)%	(0.1)%

December Highlights

•	Domestic segment online channel sales increased 26 percent

•	Domestic segment tablets and eReaders comparable store sales each increased low triple-digits

•	Domestic segment mobile phones comparable store sales increased 20 percent

MINNEAPOLIS, Jan. 6, 2012 -- Best Buy Co., Inc. (NYSE: BBY), a leading multi-channel global retailer and developer of technology products and services, today reported revenue for the five weeks ended Dec. 31, 2011, of $8.4 billion, which was flat compared to the prior-year period and included a comparable store sales decline of 1.2 percent.

“We built off of share gains in the third quarter to deliver December sales that we believe compared favorably to the retail CE industry,” said Brian J. Dunn, CEO of Best Buy. “Based on our performance in December we continue to expect to achieve our annual guidance, despite customer traffic that was lower than expected until the last week before Christmas, which resulted in December revenue that was slightly lower than our expectations. The actions we have taken during the year to improve our performance online and in key connectable products such as tablets, eReaders and smart phones continued to deliver strong growth in December. I want to thank our employees for their significant dedication to serving our customers during this key holiday period.”

The company's Domestic segment generated $6.5 billion in revenue for fiscal December, an increase of 0.4 percent when compared with the prior-year period. The Domestic segment's revenue performance was driven by the addition of new stores in the past 12 months, partially offset by a comparable store sales decline of 0.4 percent. Domestic segment areas of comparable store sales growth included tablets and mobile phones within the Computing & Mobile Phones revenue category, eReaders within the Consumer Electronics revenue category, and the Appliances revenue category. Tablets and eReaders each delivered low triple-digit comparable store sales gains during the month. Mobile phones had a 20 percent comparable store sales increase during the month, driven by strong smart phone sales. These increases were more than offset by comparable store sales declines in other areas, including gaming within the Entertainment revenue category and digital imaging within the Consumer Electronics revenue category. Gaming and digital imaging both experienced low double-digit declines in comparable store sales. The company noted that televisions experienced a mid single-digit comparable store sales decline within the Consumer Electronics revenue category. The company also noted that overall Domestic segment inventory levels finished fiscal December in line with its expectations.

The Domestic segment online channel delivered a 26 percent revenue increase compared to the prior-year period, driven by a strong traffic increase and momentum from share gains achieved in November.

The International segment's fiscal December revenue totaled $1.9 billion, a decrease of 1.7 percent versus the prior-year period. The revenue decline was driven primarily by a comparable store sales decline of 4.3 percent and unfavorable fluctuations in foreign currency exchange rates, partially offset by the addition of new stores in the past 12 months. The International segment comparable store sales decline was driven by comparable store sales declines in our stores in Canada and Europe. Sales results for all countries in the International segment other than Canada are reported on a two-month lag.

Company Reaffirms Fiscal 2012 Annual EPS Guidance Range
The company is confirming its annual adjusted diluted EPS guidance in the range of $3.35 to $3.65 as previously disclosed in its press release dated December 13, 2011. This guidance includes the estimated impact from fiscal 2012 share repurchases and excludes the gain on the sale of investments and previously announced charges, which are comprised of the purchase of CPW's share of the Best Buy Mobile profit share agreement, a non-cash impairment charge to reflect the write-down of Best Buy Europe goodwill, restructuring charges (primarily associated with U.K. big-box store closures) and other related charges.

The company's annual guidance reflects basic EPS loss calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) in the range of ($3.52) to ($3.17). This loss is primarily driven by charges attributable to Best Buy outlined above which total approximately $2.6 billion in fiscal 2012. Please see table titled “Reconciliation of Non-GAAP Guidance” attached to this release for further details.

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management's current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, natural or man-made disasters, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company's ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures, consummation of the transaction with Carphone Warehouse Group plc and unanticipated costs associated with previously announced or future restructuring activities. A further list and description of these risks, uncertainties and other matters can be found in the company's annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy's Annual Report on Form 10-K filed with the SEC on April 25, 2011. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.
Best Buy Co., Inc. (NYSE: BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees - 180,000 strong - are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For additional information about Best Buy, visit www.investors.bestbuy.com.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Adam Hauser, Director, Investor Relations
(612) 291-4446 or adam.hauser@bestbuy.com

Mollie O'Brien, Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contacts:
Susan Busch, Senior Director, Public Relations
(612) 291-6114 or susan.busch@bestbuy.com

Lisa Hawks, Director, Public Relations
(612) 291-6150 or lisa.hawks@bestbuy.com

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Fiscal Month Ended		Fiscal Month Ended
	Dec. 31, 2011	Jan. 1, 2011	Dec. 31, 2011	Jan. 1, 2011
Consumer Electronics	40%	41%	(3.0)%	(7.9)%
Computing and Mobile Phones(1)	35%	31%	13.4%	4.3%
Entertainment	16%	20%	(19.5)%	(15.4)%
Appliances	4%	3%	14.3%	10.9%
Services(2)	4%	4%	(1.2)%	7.6%
Other	1%	1%	n/a	n/a
Total	100%	100%	(0.4)%	(5.0)%

International Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Fiscal Month Ended		Fiscal Month Ended
	Dec. 31, 2011	Jan. 1, 2011	Dec. 31, 2011	Jan. 1, 2011
Consumer Electronics	29%	30%	(8.1)%	(6.2)%
Computing and Mobile Phones(1)	48%	46%	1.4%	8.6%
Entertainment	9%	11%	(18.4)%	(11.5)%
Appliances	8%	7%	4.6%	6.2%
Services(2)	6%	6%	(8.5)%	(9.3)%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(4.3)%	(0.1)%

(1) The previous "Home Office" revenue category has been renamed to "Computing and Mobile Phones" to more clearly describe the key products contained within the category. However, the composition of the products within this category has not changed from previous disclosures.

(2) The “Services” revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP GUIDANCE
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying news release to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The company defines adjusted diluted earnings per share for the period presented as its reported basic earnings per share calculated in accordance with GAAP adjusted to exclude the effects of restructuring charges (including the noncontroling interest impact), the expected goodwill impairment, the purchase of CPW's interest in the profit share-based management fee paid to Best Buy Europe, gain on sale of investments and an adjustment for diluted share count.

These non-GAAP financial measures assist investors in making a ready comparison of the company's diluted earnings per share for the twelve months ending March 3, 2012, against the company's results for the respective prior-year periods and against third party estimates of the company's diluted earnings per share for those periods that may not have included the effects of the items described above. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze earnings trends.

The following tables reconcile EPS guidance for the period presented (GAAP financial measures) to adjusted diluted EPS guidance (non-GAAP financial measures) for the period presented.

Twelve Months Ending
Mar. 3, 2012
Reconciliation of Adjusted Diluted EPS
Basic EPS guidance(1)	($3.52) – ($3.17)
Adjustment to exclude restructuring charges (primarily associated with U.K. big-box store closures) and other related charges	$0.35 – $0.30
Adjustment to exclude Best Buy Europe estimated goodwill impairment	$3.15
Adjustment to exclude purchase of CPW's interest in Mobile Profit Share Agreement	$3.40
Adjustment to exclude gain on sale of investments	($0.13)
Adjustment for diluted share count(1)	$0.10
Adjusted diluted EPS guidance	$3.35 – $3.65

(1) Our GAAP EPS guidance includes a net loss. Accordingly, the weighted average shares used to calculate basic and diluted EPS will be the same. Potentially dilutive shares of common stock from stock options, non-vested share awards, and shares from the assumed conversion of our convertible debentures are not included in the diluted weighted average shares outstanding because their inclusion would be anti-dilutive (i.e., reduce the net loss per share). However, our adjusted EPS guidance reflects net earnings, and as such, will be calculated using weighted average diluted shares outstanding, which includes the potentially dilutive impact of items such as stock options, non-vested share awards, and shares from the assumed conversion of our convertible debentures.